STATE OF MICHIGAN

IN THE 22nd CIRCUIT COURT

Eric Joffe , an individual, In Pro Per Plaintiff, v. Bolivar Mining a corporation, Debbie Lei bovitz an individual, Defendants.	Case # 07-1226CB Honorable: David S. Swartz

2911 Hilltop Drive Ann Arbor MI 48103

734-320-7628

Order For Appointment of Receiver Following Entry of Default Judgment

At a session of said court, held on

MAR 0 3 2010

PRESENT HON.

On Wednesday, March 3, 2010 a hearing was conducted in open court on Plaintiffs Motion for Proceeds Supplementary to Judgment. The Plaintiff was present and the Defendant failed to plead, appear or otherwise defend. Hon. David S. Swartz presided, and the Court being otherwise fully informed in the premises:

IT IS HEREBY ORDERED that, Peter Klamka shall be appointed Receiver of the Defendant, Bolivar Mining Corp.

IT IS FURTHER ORDERED that Receiver, Peter Klamka shall be granted the full authority to conduct the affairs of the Bolivar Mining Corp and that as Receiver„

Peter Klamka shall have full authority to exercise all of the powers of the Defendant, Bolivar Mining Corp without bond or surety.

IT IS FURTHER ORDERED that Receiver, Peter Klamka shall have authority to exercise the powers of the Defendant, Bolivar Mining Corp that are necessary to manage the affairs of the Defendant, Bolivar Mining Corp. in the best interests of the corporation, its shareholders and its creditors.

IT IS FURTHER ORDERED THAT this is a final order that resolves the last pending claim and closes this case.

IT IS SO ORDERED.

/St DAVID S. SWAP 77

Circuit Court Judge